Exhibit 23.2

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of Metrocall Holdings, Inc. of our reports dated February 26, 2004 relating to the financial statements of Arch Wireless, Inc. as of December 31, 2003 and December 31, 2002 and for the period from January 1, 2002 to May 31, 2002 and for the period from June 1, 2002 to December 31, 2002, and for the year ended December 31, 2003, which appear in the Current Report on Form 8-K of Metrocall Holdings, Inc. dated May 14, 2004. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PRICEWATERHOUSECOOPERS LLP

Boston, Massachusetts
July 21, 2004